Filed pursuant to Rule 433
Registration Statement No. 333-283969
Dated July 28, 2025
The Toronto-Dominion Bank Contingent Absolute Return Buffer Notes Linked to the Least Performing of the Dow Jones Industrial Average® and the S&P 500® Index Due on or about August 2, 2027

Summary of Preliminary Terms
This summary of preliminary terms is not complete. Investors should read the preliminary pricing supplement, which can be accessed via the link below, and the other documents referred to therein, as well as the “Selected Risk Considerations” section below before making an investment decision. The actual terms of the Notes will be determined on the Pricing Date.
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:	The Dow Jones Industrial Average® (Bloomberg ticker: INDU, “INDU”) and the S&P 500® Index (Bloomberg ticker: SPX, “SPX”)
Term:	Approximately 2 years
Principal Amount:	$1,000 per Note
Pricing Date:	Expected to be July 28, 2025*
Issue Date:	Expected to be July 31, 2025*
Final Valuation Date:	Expected to be July 28, 2027*
Maturity Date:	Expected to be August 2, 2027*
Initial Value:	With respect to INDU: • (to be determined on the Pricing Date) With respect to SPX: • (to be determined on the Pricing Date)
Buffer Value:	With respect to INDU: • (85.00% of its Initial Value, to be determined on the Pricing Date) With respect to SPX: • (85.00% of its Initial Value, to be determined on the Pricing Date)
Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date
Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset
Contingent Absolute Return:	The absolute return of the Least Performing Percentage Change (e.g., a -5.00% Least Performing Percentage Change will equal a 5.00% Contingent Absolute Return)
Underwriting Discount:	Up to $5.50 (0.55%) per Note**
CUSIP / ISIN:	89115HMA2 / US89115HMA22
U.S. and Canadian Tax Treatment:	Please see the discussions in the preliminary pricing supplement
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.
Preliminary Pricing Supplement:	http://www.sec.gov/Archives/edgar/data/947263/000114036125026701/ef20052370_424b2.htm
* Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.
** See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement.

Investment Description
Payment at Maturity
For each Note, we will pay you on the Maturity Date an amount in cash equal to:
•	If the Final Value of each Reference Asset is greater than its Initial Value:
$1,000 + ($1,000 × Least Performing Percentage Change)
•	If the Final Value of any Reference Asset is less than or equal to its Initial Value, but the Final Value of each Reference Asset is greater than or equal to its Buffer Value
$1,000 + ($1,000 × Contingent Absolute Return)
In this scenario, due to the Buffer Level, the positive return from the Contingent Absolute Return will not exceed 15.00%.
•	If the Final Value of any Reference Asset is less than its Buffer Value:
$1,000 + [$1,000 × (Least Performing Percentage Change + 85%)]
In this scenario, investors will receive less than the Principal Amount of the Notes at maturity and may lose almost all of their investment. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Percentage, and may lose up to 85.00% of the Principal Amount of the Notes. Any payment on the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC

The Toronto-Dominion Bank

Selected Risk Considerations
Risks Relating to Return Characteristics
•
Your Investment in the Notes May Result in a Loss. The Notes do not guarantee the return of the Principal Amount and investors may lose up to 85.00% of their investment in the Notes if there is a decline of the Final Value of the Least Performing Reference Asset from its Initial Value by more than the Buffer Percentage. Specifically, if the Final Value of the Least Performing Reference Asset is less than its Buffer Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Percentage, and may lose up to 85.00% of the Principal Amount.

•	The Return on Your Notes May Change Significantly Despite Only a Small Change in the Final Value.
•
Owning the Notes is Not the Same as Owning the Reference Asset Constituents and the Contingent Absolute Return feature is Not the Same as Taking a Short Position Directly in the Reference Asset Constituents.

•	The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Investors Are Exposed to the Market Risk of Each Reference Asset.
•	The Payment at Maturity Is Not Linked to the Value of Any Reference Asset at Any Time Other than as of the Final Valuation Date.
Risks Relating to Characteristics of the Reference Assets
•	There Are Market Risks Associated With Each Reference Asset.
•
Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Losing up to 85.00% of Your Initial Investment at Maturity Than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.

•	We Have No Affiliation With Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor.
•	Changes that Affect the Reference Assets May Adversely Affect the Market Value of, and Return on, the Notes.
•	The Dow Jones Industrial Average® and S&P 500® Index Reflect Price Return, not Total Return.
Risks Relating to Estimated Value and Liquidity
•	The Estimated Value of Your Notes Is Expected to Be Less Than the Public Offering Price of Your Notes.
•	The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.

•	The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
•	The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
•	If the Value of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Risks Relating to Hedging Activities and Conflicts of Interest
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value Of, and Any Amounts Payable On, the Notes.
Risks Relating to General Credit Characteristics
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
•	Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The above summary of selected risks does not describe all of the risks associated with an investment in the Notes. You should read the accompanying preliminary pricing supplement and the other documents referred to therein for a more complete description of risks relating to the Notes.
Additional Information
We have filed a registration statement (including a prospectus), a product supplement and a pricing supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. You should read the accompanying preliminary pricing supplement, product supplement and prospectus in the registration statement (File No. 333-283969) and the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or TD Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.
This summary of preliminary terms does not contain all of the material information an investor should consider before investing in the Notes. This summary of preliminary terms is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.